Exhibit 10.6
COTT CORPORATION
AMENDED AND RESTATED
RETENTION, SEVERANCE AND NON-COMPETITION PLAN
Cott Corporation, a company amalgamated under the laws of Canada, including any subsidiaries, affiliates, and related corporations (the “Corporation”) hereby adopts this Amended and Restated Retention, Severance and Non-Competition Plan (the “Plan”) on June 25, 2007 for the benefit of certain key employees (as designated by the Human Resources and Compensation Committee) who are in a position to contribute materially to the success of the Corporation. This Plan amends and restates in its entirety the plan adopted on May 11, 2007.
1.	Purpose. The Corporation believes that its ability to retain and motivate key employees may be adversely affected if, as a means of enhancing shareholder value, the Corporation considers or enters into a Change of Control (as defined below) transaction. For this reason, the Corporation has adopted the Plan with its principal purpose to: (i) assure that the Corporation will have the continued dedication and objectivity of its key employees, notwithstanding the possibility, threat or occurrence of a Change of Control and their termination of employment; and (ii) to provide its key employees with an incentive to continue employment with the Corporation and to motivate its key employees to maximize the value of the Corporation upon a Change of Control for the benefit of its stockholders. The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of key employees of the Corporation (the “Participants”) as determined by the Corporation’s Human Resources and Compensation Committee.
2.	Certain Defined Terms. Certain capitalized terms used in the Plan have the meaning set forth in Section 10 of the Plan.
3.	Payments and Entitlements Upon an Involuntary Termination following a Change of Control.
(a)	Subject to Section 3(b), in the event that a Participant’s employment terminates as a result of an Involuntary Termination at any time during the Change of Control Window, the Participant shall be entitled to the following payments and entitlements:
(i)	Cash Severance Payment. The Participant shall receive a cash payment in an amount (the “Severance Amount”) equal to the product of: (a) the sum of the Participant’s Annual Base Salary, annual car allowance and annual bonus at target for the year in which the Involuntary Termination occurs, and (b) the Participant’s Severance Multiple. The Severance Amount payable pursuant to this Section 3(a)(i) shall be paid in a lump sum, less all applicable withholding taxes, within 120 days of the Involuntary Termination. The Severance Amount shall not be taken into account for purposes of determining benefits under any other qualified or non-qualified plans of the Corporation.
(ii)	Continued Benefits. The Participant shall be entitled, to the extent the Corporation may do so legally and in accordance with the applicable benefit plans in effect from time to time, to continued participation in the benefits plans for a period equal to the product of: (a) one year and (b) the Participant’s Severance Multiple.

(iii)	Accelerated Vesting. The Participant’s rights under and in respect of the Corporation’s equity incentive plans in effect from time to time shall, subject to the terms of those plans, fully vest and become exercisable in accordance with the terms of those plans as of the later of the date of the Involuntary Termination or the Change of Control.

(iv)	Accrued Salary and Vacation. The Participant shall be paid all salary and accrued vacation pay earned through the date of such Participant’s date of Involuntary Termination, less all applicable withholding taxes. Such payment shall be made as part of the Participant’s last regular payroll payment.

(v)	Pro-rata Bonus. A lump-sum payment equal to the product of: (A) the Participant’s target bonus for the year in which the Change of Control occurs; and (B) the number of days from January 1 to the date of the Change of Control divided by 365. Such payment shall be made within 120 days of the date of the Involuntary Termination.
(b)	No Participant shall be entitled to receive the benefits set forth in Section 3(a) and, if applicable, Sections 6 and 7, unless he executes and does not revoke a Release (substantially in the form of Exhibit “A” hereto) in favour of the Corporation and others set forth in Exhibit “A” relating to all claims or liabilities of any kind relating to his employment with the Corporation and the termination of such employment.
4.	Payments and Entitlements Upon a Termination without a Change of Control.
(a)	Subject to Section 4(b), in the event that a Participant’s employment terminates as a result of an Involuntary Termination at any time other than during the Change of Control Window, the Participant shall be entitled to the following payments and entitlements:
(i)	Cash Severance Payment. The Participant shall receive a cash payment in an amount (the “Severance Amount”) equal to the product of: (a) the sum of the Participant’s Annual Base Salary, annual car allowance and annual bonus at target for the year in which the Involuntary Termination occurs, and (b) the Participant’s Severance Multiple. The Severance Amount payable pursuant to this Section 4(a)(i) shall be paid in a lump sum, less all applicable withholding taxes, within (i) 60 days of the Involuntary

Termination in the case of a U.S. Participant whose Involuntary Termination is a part of a group termination program, or (ii) 30 days of the Involuntary Termination in any other case. The Severance Amount shall not be taken into account for purposes of determining benefits under any other qualified or non-qualified plans of the Corporation.
(ii)	Continued Benefits. The Participant shall be entitled, to the extent the Corporation may do so legally and in accordance with the applicable benefit plans in effect from time to time, to continued participation in the benefits plans for a period equal to the product of: (a) one year and (b) the Participant’s Severance Multiple.

(iii)	Accrued Salary and Vacation. The Participant shall be paid all salary and accrued vacation pay earned through the date of such Participant’s date of termination, less all applicable withholding taxes. Such payment shall be made as part of the Participant’s last regular payroll payment.

(iv)	Pro-rata Bonus. A lump-sum payment equal to the product of: (A) the Participant’s target bonus for the year in which the Participant’s termination occurs; and (B) the number of days from January 1st to the date of the Participant’s termination divided by 365. Such payment shall be made at the same time as the payment in Section 4(a)(i).
(b)	No Participant shall be entitled to receive the benefits set forth in Section 4(a) and, if applicable, Sections 6 and 7, unless he executes and does not revoke a Release (substantially in the form of Exhibit “A” hereto) in favour of the Corporation and others set forth in Exhibit “A” relating to all claims or liabilities of any kind relating to his employment with the Corporation and the Involuntary Termination of such employment.

5.	Non-qualifying Termination. In the event a Participant’s employment is terminated by reason of his voluntary resignation (and such resignation does not constitute an Involuntary Termination), death or disability or by the Corporation for Cause, then such Participant shall not be entitled to receive any severance or other payments, entitlements or benefits under the Plan. For greater certainty, with respect to a termination by reason of death or by reason of a disability, nothing in the Plan shall derogate from any rights and/or entitlements that the Participant may be entitled to receive under any other bonus, equity compensation or benefit plan of the Corporation in effect from time to time.
6.	Acceleration of Vesting under Equity Plans. For greater certainty, the provisions of this Plan are subject to the compliance with the Corporation’s equity plans in effect from time to time. Except as otherwise provided in Section 3(a)(iii) hereof, but subject to the Board or the Committee approving accelerations of vesting from time to time, each Participant’s outstanding share units granted under the equity plans shall vest and, in the case of stock options, become exercisable, as provided by and subject to the terms of the equity plans.
7. Excise Tax Gross-Up: Limitation on Payments.
(a)	Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment to or for the benefit of a Participant by the Corporation, whether pursuant to this Plan or otherwise (each, a “Payment” and collectively, the “Payments”), would be subject to the Excise Tax, then:
(i)	Level 1 Employee. With respect to a Participant who is identified in his Award Letter as a Level 1 Employee, such Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by such Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, such Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii)	Level 2 or Level 3 Employee. With respect to a Participant who is identified in his Award Letter as a Level 2 or Level 3 Employee, the amounts payable to such Participant shall be reduced (reducing first the payment under Section 3(a)(i), second the payment under Section 3(a)(v), and third the payment under Section 3(a)(iii)) to the amount as will result in no portion of the Payments (whether pursuant to this Plan or otherwise) being subject to such Excise Tax (the “Safe Harbor Cap”), but only if the net after-tax amount that would be received by such Participant, taking into account all applicable federal, state and local income taxes and the Excise Tax, is greater than the net after-tax amount that would be received by such Participant if Payments are not reduced to the Safe Harbor Cap. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to such Participant under the Plan (and no other payments) shall be reduced.

(b)	Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment or a reduction to the Safe Harbor Cap is required, the amount of such Gross-Up Payment (or reduction) and the assumptions to be utilized in arriving at such determination, shall be made by the firm engaged as the Corporation’s accountants immediately prior to the Change of Control (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and such Participant within 15 business days of the receipt of notice from such Participant that there has been a Payment or such earlier time as is requested by the Corporation; provided that such notice or request shall be made prior to the date of the payment of any Excise Tax. If the Accounting Firm determines that no Excise Tax is payable by a Level 1 Employee, it shall deliver to such Participant a written opinion to such effect and to the effect that failure to report the Excise Tax on such Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. If the Accounting Firm determines that a reduction to the Safe Harbor Cap is required in the case of a Level 2 Employee or a Level 3 Employee then, the Accounting Firm shall deliver to such Participant a written opinion to that effect and to the effect that after such reduction, failure to report the Excise Tax on such Participant’s applicable federal income tax return will not result to the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 7 by the Accounting Firm, shall be paid by the Corporation to such Participant within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Corporation and such Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Corporation should have been made (or that all or a portion of the reductions pursuant to Section 7(a)(ii) should not have been made) (the “Underpayment”) or that payments have been made to or for the benefit of a Participant in excess of the limitations provided in Section 7(a)(ii) (an “Excess Payment”), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies pursuant to Section 7(c) and a Level 1 Employee thereafter is required to make a payment of any Excise Tax the Accounting Firm shall determine the amount of the Underpayment in accordance with the provisions of this Section 7 and any such Underpayment shall be paid by the Corporation to or for the benefit of such Participant, within five days of the remittance of the Excise Tax to the Internal Revenue Service. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to such Participant made on the date such Participant received the Excess Payment and such Participant shall repay the Excess Payment to the Corporation on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of such Participant’s receipt of such Excess Payment until the date of such repayment; provided, however, that such repayment shall be required only if such repayment eliminates the Excise Tax.
(c)	A Participant shall notify the Corporation in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment (including an Underpayment). Such notification shall be given as soon as practicable but not later than 30 days after such Participant actually receives notice in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of such Participant to notify the Corporation of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to such Participant under this Section 7 except to the extent that the Corporation is materially prejudiced in the defense of such claim as a direct result of such failure. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which such Participant gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies such Participant in writing prior to the expiration of such period that the Corporation desires to contest such claim, such Participant shall:
(i)	give the Corporation any information reasonably requested by the Corporation relating to such claim;

(ii)	take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation and reasonably acceptable to such Participant;

(iii)	cooperate with the Corporation in good faith in order to effectively contest such claim; and

(iv)	permit the Corporation to participate in any proceedings relating to such claim;
provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold such Participant harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. All such costs and expenses incurred due to a tax audit or litigation addressing the existence of or amount of a tax liability under this Section 7 shall be paid by the Corporation within thirty days of the date payment of such expenses are due, but in any event not later than (A) December 31 of the year following the year in which the taxes are remitted to the taxing authority, or (B) where as a result of such audit or litigation no taxes are remitted, December 31 of the year following the year in which the audit is complete or there is a final and nonappealable settlement or other resolution of litigation. Without limitation on the foregoing provisions of this Section 7, the Corporation shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct such Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and such Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that, if the Corporation directs such Participant to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to such Participant on an interest-free basis, and shall indemnify and hold such Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of such Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and such Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(d)	The Accounting Firm shall determine, in accordance with the provisions of this Section 7, the amount of any Underpayment associated with an amount advanced by the Corporation pursuant to Section 7(c), and any such Underpayment shall be paid by the Corporation to the Participant on the earlier of (i) December 31 of the year following the year in which the advance is paid to the Internal Revenue Service, or (ii) the date the Corporation exhausts its remedies pursuant to Section 7(c). If, after the receipt by such Participant of an amount advanced by the Corporation pursuant to Section 7(c), such Participant becomes entitled to receive any refund with respect to such claim, such Participant shall (subject to the Corporation’s complying with the requirements of Section 7(c)) promptly pay to the Corporation the amount of such refund (together with any Underpayment previously paid to such Participant under the first sentence of this Section 7(d) and associated with the amount of the refunded advance). If, after the receipt by such Participant of an amount advanced by the Corporation pursuant to Section 7(c), a determination is made that such Participant shall not be entitled to any refund with respect to such claim, and the Corporation does not notify such Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance (and any Underpayment previously paid to such Participant under the first sentence of this Section 7(c) and associated with the advance) shall offset, to the extent thereof, the amount of any Underpayment to be paid.

(e)	Notwithstanding any other provision of this Section 7, the Corporation may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of such Participant, all or any portion of the Gross-Up Payment, and such Participant hereby consents to such withholding.
8.	Restrictive Covenants.
8.1	Confidentiality.
(a)	The Participant acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation hereunder, the Participant will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation or its Affiliates, the disclosure of which to competitors of the Corporation or its Affiliates or to the general public, will be highly detrimental to the best interests of the Corporation or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Corporation. Except as may be required in the course of carrying out his duties hereunder, the Participant covenants and agrees that he will not disclose, for the duration of this Agreement or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Participant use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation, nor will he disclose nor use for any purpose, other than for those of the Corporation or its Affiliates, any other information which he may acquire during his employment with respect to the business and affairs of the Corporation or its Affiliates. Notwithstanding all of the foregoing, the Participant shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that the Participant shall first have:
(i)	notified the Corporation;

(ii)	consulted with the Corporation on whether there is an obligation or defense to providing some or all of the requested information;

(iii)	if the disclosure is required or deemed advisable, cooperate with the Corporation in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.
In addition, Participant may disclose information relating to his own compensation and benefits to his spouse, attorneys, financial advisors and taxing authorities.
(b)	For the purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.
8.2	Inventions. The Participant acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Participant prior to or during his employment relating to the business or affairs of the Corporation, shall belong to the Corporation. In connection with the foregoing, the Participant agrees to execute any assignments and/or acknowledgements as may be requested by the Board of Directors from time to time.

8.3	Corporate Opportunities. Any business opportunities related to the business of the Corporation which become known to the Participant during his employment hereunder must be fully disclosed and made available to the Corporation by the Participant, and the Participant agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

8.4	Non-Competition and Non-Solicitation.
(a)	The Participant will not at any time, without the prior written consent of the Corporation, during the Participant’s employment with the Corporation or for a period that is equal to the product of one (1) year and the Participant’s Severance Multiple after the termination of the Participant’s employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, Corporation or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:
(i)	anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit the Participant’s name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

(ii)	for the purpose, or with the effect, of competing with any business of the Corporation, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation or any Affiliate at the time the Participant ceased to be employed by the Corporation or who was a client during the 12 months immediately preceding such time;
(iii)	solicit or offer employment to any person employed or engaged by the Corporation or any Affiliate at the time the Participant ceased to be employed by the Corporation or who was an employee during the 12-month period immediately preceding such time.
(b)	For the purposes of the Agreement:
(i)	“Territory” shall mean the countries in which the Corporation and its subsidiaries conduct the Business;

(ii)	“Business” shall mean the business of manufacturing, selling or distributing carbonated soft drinks, juices, water and other non-alcoholic beverages to the extent such other non-alcoholic beverages contribute, or are contemplated or projected to contribute, materially to the profits of the Corporation at the time of the Participant’s termination of employment.
(c)	Nothing in this Agreement shall prohibit or restrict the Participant from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States or on the NASDAQ.
8.5	Insider Policies. The Participant will comply with all applicable securities laws and the Corporation’s Insider Trading Policy and Insider Reporting Procedures (copies of which have been provided to the Participant) in respect of any stock options issued to the Participant and other shares of the Corporation acquired by the Participant.

8.6	Non-disparagement. The Participant shall not disparage the Corporation or any of its affiliates, directors, officers, employees or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation.

8.7	Injunctive Relief. The Participant acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Article 8, the Corporation’s remedy in the form of monetary damages will be inadequate and that the Corporation shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

8.8	Survival of Restrictions. Each and every provision of this Article 8 shall survive the termination of this Agreement or the Participant’s employment hereunder (regardless of the reason for such termination).

9.	Plan Administration.
9.1	The Committee. The Plan shall be interpreted, administered and operated by the Human Resources and Compensation Committee of the Board of Directors of the Corporation (“Board”), or such other committee designated by the Board to interpret administer and operate the Plan (the “Committee”). The Committee shall have complete authority, in its sole discretion (subject to the express provisions of the Plan and the obligation imposed hereby to act in good faith) to interpret the Plan and to make any determinations necessary or advisable for the administration of the Plan.

9.2	Administration. The Committee may delegate any of its duties to such person or persons as it may determine in its sole discretion from time to time to assist the Committee in the administration of the Plan. Consistent with the requirements of ERISA and the regulations thereunder of the Department of Labor, the Committee shall provide adequate written notice to any Participant whose claim for benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and affording such Participant a full and fair review of the decision denying the claim.

9.3	Participants. The Committee shall from time to time select the employees (each a “Participant” and collectively, the “Participants”) who are to participate in the Plan. The Corporation shall advise each Participant of his participation in the Plan by a letter (the “Award Letter”) which shall include the Participant’s level of participation (either Level 1, 2, or 3) and the Participant’s corresponding Severance Multiple and such other terms and conditions not inconsistent with the Plan. Each Participant shall sign the Award Letter and return it to the Corporation with an acknowledgment that the Participant has read the Plan, understands his rights and obligations under the Plan, and agrees to be bound by its terms and conditions. Subject to Section 9.4, a Participant shall not be removed as a participant in the Plan after being selected by the Committee without the prior written consent of such Participant. Any such removal without the prior written consent of the Participant shall, without limiting Section 10.3(e), be deemed to be a material breach of this Agreement by the Corporation for purposes of Section 10.3(e).

9.4	Termination or Amendment of Plan. The Board shall have the right, in its sole discretion, to approve the termination, amendment, or replacement of the Plan without the consent of a Participant; provided, however, that such action will not have an overall adverse affect on the rights or entitlements of, or value to, or potential rights or entitlements of, or potential value to, a Participant when the rights, entitlements or value, or potential rights, entitlements or value, are considered in the aggregate. For greater certainty, nothing in this Plan, including this Section 9.4, alters, restricts or limits the right, if any, of the Board of Directors, to amend or terminate any other plan of the Corporation pursuant to and in accordance with the terms of such plan.

10.	Definitions.
10.1	“Annual Base Salary” shall mean the salary that the Participant is entitled to receive pursuant to his employment agreement with the Corporation.

10.2	“Cause” shall mean:
(i)	the wilful failure of the Participant to properly carry out the Participant’s duties and responsibilities or to adhere to the policies of the Corporation after written notice by the Corporation of the failure to do so, and such failure remaining uncorrected following an opportunity for the Participant to correct the failure within ten (10) days of the receipt of such notice;

(ii)	theft, fraud, dishonesty or misappropriation by the Participant, or the gross negligence or wilful misconduct by the Participant, involving the property, business or affairs of the Corporation, or in the carrying out of the Participant’s duties, including, without limitation, any breach by the Participant of the representations, warranties and covenants contained in the Participant’s employment agreement or Article 8 of the Plan;

(iii)	the Participant’s conviction of or plea of guilty to a criminal offence that involves fraud, dishonesty, theft or violence;

(iv)	the Participant’s breach of a fiduciary duty owed to the Corporation; or

(v)	the Participant’s refusal to follow the lawful written reasonable and good faith direction of the Board of Directors of Cott Corporation.
10.3	“Good Reason” shall include any of the following:
(a)	a material diminution in the Participant’s title or duties or assignment to the Participant of materially inconsistent duties;

(b)	in the case of a Participant who is identified in his Award Letter as a Level 1 Employee and who reports to the Chief Executive Officer of the Corporation as of the date on which such Participant becomes a Participant under this Plan, a change in the reporting structure of the Participant such that such Participant no longer reports to the Chief Executive Officer (or their equivalent) of the Corporation or any successor thereto following a Change of Control, including a successor to all or substantially all of the business, assets or undertakings of the Corporation;

(c)	a reduction in the Participant’s then current Annual Base Salary or target bonus opportunity as a percentage of Annual Base Salary;

(d)	relocation of the Participant’s principal place of employment to a location that is more than 50 miles away from the Participant’s principal place of employment on the date upon which the Participant became a Participant, unless such relocation is effected at the request of the Participant or with the Participant’s approval;

(e)	a material breach by the Corporation of any provisions of this Agreement, or any employment agreement to which the Participant and the Corporation are parties, after written notice by the Participant of the breach and such failure remaining uncorrected following an opportunity for the Corporation to correct such failure within ten (10) days of the receipt of such notice; or

(f)	the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Corporation within fifteen (15) days after a merger, consolidation, sale or similar transaction.
10.4	“Change of Control” shall mean:
(a)	a take-over bid (within the meaning of the Securities Act (Ontario)), other than a take-over bid exempt from the requirements of Part XX of such Act pursuant to sub-sections 93(1)(b) or (c) thereof, is completed in respect of more than twenty percent (20%) of the Corporation’s common shares and the majority of the members who were members of the Board of Directors of the Corporation prior to completion of such take-over bid are replaced within 60 days following completion of such take-over bid, or

(b)	any of the following occur: (A) any consolidation, merger or amalgamation of the Corporation with or into any other corporation whereby the voting shareholders of the Corporation immediately prior to such event receive less than 50% of the voting shares of the consolidated, merged or amalgamated corporation; (B) a sale by the Corporation of all or substantially all of the Corporation’s undertakings or assets; (C) a proposal by or with respect to the Corporation being made in connection with a liquidation, dissolution or winding up of the Corporation; (D) any reorganization, reverse stock split or recapitalization of the Corporation that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.
10.5	“Change of Control Window” shall mean the period that commences 90 days prior to (a) the occurrence of a Change of Control or (b) any public announcement of the intention to undertake a transaction that if consummated would result in a Change of Control, and terminates upon the expiration of the period equal to the product of one (1) year and the Participant’s Severance Multiple, following the date of such Change of Control.

10.6	“Code” shall mean the Internal Revenue Code of 1986, as amended.

10.7	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

10.8	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

10.9	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

10.10	“Involuntary Termination” shall mean: (a) any termination of the Participant’s employment by the Corporation other than for Cause, or (b) the termination of the Participant’s employment by the Participant for Good Reason. For purposes of this definition, a Participant’s termination of his or her employment following the occurrence of such event constituting “Good Reason” shall not be treated as an Involuntary Termination unless the Participant notifies the Corporation of such event within 90 days of the Participant’s knowledge of the occurrence of such event and the Corporation is provided with an opportunity to cure such occurrence.

10.11	“Severance Multiple” shall mean:
(a)	with respect to a Level 1 Employee, two (2);

(b)	with respect to a Level 2 Employee one and one half (1.5);

(c)	with respect to a Level 3 Employee, one (1).
11.	Code Section 409A
11.1	In General. This Section 11 shall apply to any Participant who is subject to Section 409A of the Code, but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

11.2	Release. Any requirement that the Participant execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 11.1 only if the Corporation provides the release to the Participant on the date of the Participant’s Involuntary Termination or, with respect to amounts payable under Section 3 as a result of an Involuntary Termination occurring prior to a Change of Control, the date of the Change of Control.

11.3	Payment Following Involuntary Termination. Notwithstanding any other provision of this Plan to the contrary, any payment described in Section 11.1 that is due to be paid within a stated period following the Participant’s Involuntary Termination shall be paid:
(a)	If, at the time of the Participant’s Involuntary Termination, the Participant is a “specified employee” as defined in Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after the Participant’s “separation from service” (as defined under Section 409A of the Code), or the date of the Participant’s death; or
(b)	In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Corporation without any input from the Participant, or (ii) the date of the Participant’s “separation from service” (as defined under Section 409A of the Code).
11.4	Payment Following Change of Control. Notwithstanding any other provision of this Plan to the contrary, any payment described in Section 11.1 that is due to be paid within a stated period following a Change of Control shall be paid:
(a)	On the last day of the stated period if the Change of Control is also a “change in control event” under Section 409A of the Code; or

(b)	Four months after the date of the Participant’s “separation from service” (as defined under Section 409A of the Code), subject to Section 11.3(a) (ii) (if applicable).
11.5	Installment Payments. Any payment described in Section 11.1 (including the provision of benefits) that is a series of instalment payments (and not a life annuity) for purposes of Section 409A of the Code is to be treated as a right to a series of separate payments.

11.6	Reimbursements Under Section 12.10. The following shall apply to any reimbursement under Section 12.10 that is payment described in Section 11.1: (a) reimbursement shall not be made unless the expense is incurred during the period beginning on the date of the Participant’s Involuntary Termination and ending on the sixth anniversary of the Participant’s death; (b) the amount of expenses eligible for reimbursement during a Participant’s taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided in Section 12.10, but not later than the last day of the Participant’s taxable year following the taxable year in which the expense was incurred.

11.7	Amendment and Interpretation. Notwithstanding any other provision of this Plan to the contrary, the Board reserves the right to unilaterally amend the Plan with respect to any payment described in Section 11.1 to the extent the Board (in its sole discretion) determines is necessary or appropriate to avoid the additional tax under Section 409A(a)(1)(B) of the Code and maintain, to the maximum extent practicable, the original intent of the provision(s) being amended. With respect to any payment described in Section 11.1, this Plan shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(1)(B) of the Code.

12.	General Provisions
12.1	Assignment. Each Participant’s rights under the Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

12.2	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the province of Ontario, without reference to principles of conflict of laws.

12.3	Successors. The Plan shall be for the benefit of and binding upon the Participants and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, and upon the Corporation and its successors (including, without limitation, any successor to the Corporation, whether by merger, consolidation, sale of stock, sale of assets or otherwise). The Corporation shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, expressly, absolutely, unconditionally to assume and agree to perform under the Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place.

12.4	Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in the Plan shall not affect the enforceability of the remaining portions of the Plan or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Plan shall be declared invalid, the Plan shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

12.5	Section Headings and Gender. The section headings contained the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

12.6	No Duty to Mitigate. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate the amount of any payment contemplated by the Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

12.7	Non-cumulation of Payments and Entitlements. The payments and entitlements provided under this Plan are inclusive of any termination and severance payments and entitlements, social costs or the like (“Other Severance Entitlements”) that such Participant may be entitled to by agreement with the Corporation (including, without limitation, pursuant to an employment agreement) or under applicable law in connection with the termination of his employment, and a Participant may not cumulate the payments and entitlements provided under the Plan with any Other Severance Entitlements. For greater clarity, to the extent that a Participant receives any Other Severance Entitlements, then the payments and benefits payable hereunder to such participant shall be reduced by a like amount. To the extent the Corporation is required to provide payments or benefits to any Participant under the Ontario Employment Standards Act, 2000 (or any federal, provincial, or local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.
12.8	No Employment Agreement. The Plan does not obligate the Corporation to continue to employ a Participant. The Participant’s employment is and shall, subject to the terms of any applicable written employment agreement between the Corporation and Participant, continue to be at-will, as defined under applicable law.

12.9	No Funding of Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Corporation as a result of his participation in the Plan.

12.10	Indemnification. If a Participant seeks, in any action, suit or arbitration, to enforce or to recover damages for breach of his rights under the Plan, the Participant shall be entitled to recover from the Corporation promptly as incurred, and shall be indemnified by the Corporation against, any and all expenses and disbursements, including attorneys’ fees, actually and reasonably incurred by the Participant in such action, suit or arbitration, provided that a Participant shall not be entitled to indemnification if it is finally determined that the action was brought by the Participant frivolously or in bad faith.

12.11	Supersedes Previous Termination and Severance Terms. With the exception of any payments and entitlements under any other plan that may arise upon a Participant’s termination due to death or disability as provided in section 5 herein, the terms of the Plan supersedes and replaces any and all previous termination and severance entitlements that arise with or without a change of control, that are contained in any Participant’s employment agreement or otherwise. The Participant forfeits and waives any and all rights to any entitlements under such employment agreements or otherwise, in respect of any payments and other entitlements that may arise upon a termination of employment, including pay in lieu of reasonable notice, termination and severance pay pursuant to any contract, statute, or law.
This Amended and Restated Retention, Severance and Non-Competition Plan is hereby adopted as of June 25, 2007.

COTT CORPORATION
Per:	/s/ Brent D. Willis
	Name:	Brent D. Willis
	Title:	Chief Executive Officer

Per:	/s/ Betty Jane Hess
	Name:	Betty Jane Hess
	Title:	Chair, Human Resources and Compensation Committee

EXHIBIT “A”
RELEASE AGREEMENT
In consideration of the mutual promises, payments and benefits provided for in the annexed Cott Corporation Retention, Severance and Non-Competition Plan (the “Plan”), and the release from ___________ (the “Employee”) set forth herein, Cott Corporation (the “Corporation”) and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Plan.
1.	The Employee acknowledges and agrees that the Corporation is under no obligation to offer the Employee the payments and benefits set forth in the annexed Plan, unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.
2.	In consideration of the payment and benefits set forth in the annexed Plan and the Corporation’s release set forth in paragraph 5, the Employee voluntarily, knowingly and willingly releases and forever discharges the Corporation and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Corporation or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Labour Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, or pursuant to any other applicable law or legislation governing or related to his/her employment or other engagement with the Corporation. In no event shall this Release apply to the Participant’s right, if any, to indemnification, under the Participant’s employment agreement or otherwise, that is in effect on the date of this Release and, if applicable, to the Corporation’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.
3.	The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Corporation or any other Releasee based on any event arising out of the matters released in paragraph 2.

4.	Nothing herein shall be deemed to release: (i) any of the Employee’s rights under the Plan; or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Corporation or any of its Affiliates; or (iii) any claims that may arise after the date this Release Agreement is executed.
5.	In consideration of the Employee’s release set forth in paragraph 2, the Corporation knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Corporation now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Corporation, provided, however, that nothing herein is intended to release any claim the Corporation may have against the Employee for any illegal conduct or arising out of any illegal conduct.
6.	The Employee acknowledges that the he has carefully read and fully understands all of the provisions and effects of the Plan and this Release Agreement. The Employee also acknowledges that the Corporation, by this paragraph and elsewhere, has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.
7.	In the event that the Employee is governed by the law in the United States, the Employee acknowledges that he/she has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he/she may sign it sooner should he/she desire. The Employee further shall have seven (7) additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the General Counsel of the Corporation. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.
8.	In the event that the Employee is governed by the law in the United States, the Employee acknowledges that, by the attached Exhibit 1, which is incorporated herein by reference, the Corporation has informed him/her in writing of the time limits and eligibility requirements applicable to the separation program stemming from the occurrence of a Change in Control; the category of employees eligible for the program; and the job title and age of each employee selected or not selected for termination as a result of the separation program.
Dated:

Employee

COTT CORPORATION
Per:
Name:
Title:

Per:
Name:
Title:

EXHIBIT 1
The Corporation is undergoing a group termination program as a result of a Change in Control, as defined in the Plan. The Release Agreement, which provides for additional severance benefits, will be offered to executive-level employees of the Corporation whose employment is terminated as a result of the Change in Control. All persons who are being offered consideration under the Plan and accompanying Release Agreement must sign the Release Agreement and return it to the General Counsel of the Corporation within forty-five (45) days after receiving the Release Agreement. Once the Release Agreement is signed, the Employee has seven (7) days to revoke the Agreement.
The following is a list of the job titles and ages of all employees to whom the Corporation is offering the Severance Program:

Job Title	Age

The following is a listing of the ages and job titles of employees in the same job classification who were not selected for layoff and offered this Severance Package:

Job Title	Age

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